Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SM Energy Company for the registration of 5,304,386 shares of its common stock and to the incorporation by reference therein of our reports dated February 18, 2021, with respect to the consolidated financial statements of SM Energy Company, and the effectiveness of internal control over financial reporting of SM Energy Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

June 11, 2021